EXHIBIT 99.1


                            FIRSTMARK CORP. ANNOUNCES
                          CHANGES IN BOARD OF DIRECTORS


         Richmond, Virginia, February 9, 2001 -- Firstmark Corp. (OTCBB: FIRM) announced today the resignation of George H. Morison and Steven P. Settlage from its Board of Directors and the appointment of Arch Aplin, III and Robert J. Ellis to the Board of Directors.

         The change in two of the company's three board seats was made in connection with the purchase by Aplin of Firstmark common stock owned by Morison and Settlage and Donald V. Cruickshanks, the President and Chief Executive Officer of Firstmark. The total number of shares of Firstmark's common stock purchased by Aplin represents approximately 20% of the outstanding shares of common stock.

         Cruickshanks will continue in his current positions as an officer and director of Firstmark. Cruickshanks has retained ownership of 15,994 shares of common stock following the sale to Aplin.

         Aplin is President of Buc-ee's, Inc., a convenience store and fuel distribution business headquartered in Lake Jackson, Texas. His business experience includes the health and fitness industry and construction and residential development. Ellis owns and operates RJE Consulting, a consulting firm focused on valuations of businesses and strategic planning for businesses and individuals, in Austin, Texas. His business experience includes the printing, mailing and distribution and manufacturing industries and banking.

         Firstmark Corp. is a publicly-held Maine company with executive offices in Richmond, Virginia.